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                                                                   EXHIBIT 10.45

                          AMENDED EMPLOYMENT AGREEMENT

            THIS AMENDED EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective November 10, 2004 by and between Fair Isaac Corporation (the "Company"), a Delaware corporation having its headquarters at 901 Marquette Avenue, Suite 3200, Minneapolis, MN 55402, and Steven J. Braun, a resident of Indiana ("Executive").

            A. The Company and HSR Acquisition, Inc. ("Acquisition"), a Delaware corporation and a wholly-owned subsidiary of the Company, have entered into an Agreement and Plan of Merger ("Merger Agreement") with Braun Consulting, Inc. ("Braun"), a Delaware corporation, pursuant to which Acquisition will merge with and into Braun, with Braun being the surviving entity (the "Merger") as a wholly-owned subsidiary of the Company.

            B. Executive has served as Chief Executive Officer of Braun and as Chairman of Braun's Board of Directors, and is a shareholder of Braun. Executive owns, in his name or in trust for members of his family, 8,566,447 shares of Braun, such shares constituting approximately 50% of the outstanding shares of Braun.

            C. Executive's commitment to use his best efforts to achieve certain performance objectives for the Company for a period of up to three years, as set out in this Agreement, is a condition of the Merger.

            D. Pursuant to the Merger Agreement, Executive shall receive substantial benefit from the Merger, including without limitation cash payment of $2.34 for each of the shares held by Executive, subject to a cash hold-back of $3,250,000 from the purchase price to be paid to Executive, as set forth in this Agreement.

            E. Executive desires to be employed with the Company following the Merger, on the terms and conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

            1. Employment. Effective immediately following consummation of the Merger (the "Effective Date"), the Company shall initially employ Executive as a Vice President, and Executive shall accept such employment and perform services for the Company, upon the terms and conditions set forth in this Agreement.

            2. Term. The Company agrees to employ Executive and Executive agrees to be employed by the Company on a full-time basis for the period commencing on the Effective Date and ending on September 30, 2007 (the "Initial Term"), unless Executive's

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employment is sooner terminated pursuant to Section 8 hereof. Following the
Initial Term, continuation of Executive's employment hereunder shall be continued on such terms as determined from time to time by the Company, subject to termination at any time by either Executive or the Company.

            3. Position and Duties.

            (a) Position. During Executive's employment with the Company during the Initial Term, Executive's title shall be Vice President. Executive shall perform such duties and responsibilities as the Company shall assign to him from time to time consistent with his position. Executive's primary work location during the Initial Term shall be the Company's office (formerly Braun's office) in Chicago, Illinois. In order to facilitate smooth integration and transition and to maximize personnel retention from Braun following the Merger, during the Initial Term Executive shall spend an average of at least 50% of his working time in the Chicago office and an average of 40% of his working time in the aggregate (i) working at the New York, Boston and Indianapolis offices (formerly Braun offices) or (ii) traveling for purposes of participating in client engagement meetings. During the first six (6) months following the Effective Date, Executive's primary focus will be integration and transition activities for the Chicago office and Executive will devote a substantial portion of his time working in the Chicago office as needed to ensure a successful transition, unless the Company otherwise directs Executive to perform other significant duties and responsibilities that would prevent Executive from complying with the provisions of this Section 3(a).

            (b) Performance of Duties and Responsibilities. Executive shall serve the Company faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of the Company during his employment with the Company. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement. During his employment with the Company, Executive may participate in charitable activities and personal investment activities to a reasonable extent, so long as such activities do not unreasonably interfere with the performance of his duties and responsibilities hereunder.

            4. Compensation.

            (a) Base Salary. While Executive is employed by the Company hereunder during the Initial Term, the Company shall pay to Executive an annualized Base Salary of $300,000, less all legally required and authorized deductions and withholdings, which Base Salary shall be paid in accordance with the Company's normal payroll policies and procedures. During each year of Executive's employment hereunder, the Company shall conduct an annual performance review of Executive and thereafter establish Executive's Base Salary in an amount not less than the Base Salary in effect for the prior year.

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Executive's Base Salary shall not be reduced unless such reduction is made as part of a general reduction in the base salaries for all senior management of the Company.

            (b) Incentive Awards. For each full fiscal year during the Initial Term that Executive is employed by the Company hereunder, Executive shall be eligible to participate in the Company's Management Incentive Plan or any similar or successor bonus plan of the Company as in effect from time to time, in accordance with the terms of such incentive plan.

            (c) Stock Options. Subject to approval of the Compensation Committee of the Board of Directors (the "Compensation Committee") and a written stock option agreement to be entered into by the Company and Executive, the Company shall grant Executive a nonstatutory option to purchase 75,000 shares of common stock of the Company pursuant to one of the Company's equity award plans. Such option shall vest 50% on the date that is two years after the Effective Date and shall vest the remaining 50% on the date that is four years after the Effective Date. Executive shall be eligible for annual option grants consistent with the Company's program for performance-based grants to employees at a comparable job level as Executive, as in effect from time to time.

            (d) Restricted Stock. Subject to approval of the Company's Compensation Committee and a written restricted stock agreement to be entered into by the Company and Executive, the Company shall grant Executive 25,000 shares of restricted stock of the Company pursuant to one of the Company's equity award plans. Such restricted stock shall vest and the restrictions lapse with respect to 50% of the shares on the date that is two years after the Effective Date and with respect to the remaining 50% of the shares on the date that is four years after the Effective Date. Subsequent grants of restricted stock, if any, shall be in the sole discretion of the Board.

            (e) Employee Benefits. While Executive is employed by the Company hereunder, Executive shall be entitled to participate in the employee benefit plans and programs of the Company, to the extent that Executive meets the eligibility requirements for each individual plan or program. Executive acknowledges that his participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto, and that such plans and programs may be modified or terminated by the Company from time to time. Executive will participate in the Company's paid-time-off policies at such time as other Braun employees are transitioned and will accrue time off at a rate consistent with his years of service as credited by Braun.

            (f) Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company's normal policies and procedures for expense verification and documentation.

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            5. Purchase Price Hold-Back.

            (a) Amount of Hold-Back. The Company shall hold back from the purchase price payable to Executive under the Merger Agreement the amount of $3,250,000 ("Hold-Back").

            (b) Payment of Performance Hold-Back. The Hold-Back shall be payable to Executive upon achievement of the first to occur of the following revenue objectives (each a "Revenue Objective"):

                  (i) The revenues for the consulting business previously operated as Braun exceed $35 million for the fiscal year ending September 30, 2005;

                  (ii) The combined revenues for the Company's marketing consulting services business (including but not limited to the consulting business previously operated as Braun) exceed $165 million for the fiscal years ending September 30, 2005 and 2006; or

                  (iii) The combined revenues for the Company's marketing
                        consulting services business (including but not limited to the consulting business previously operated as Braun) exceed $277 million for the fiscal years ending September 30, 2005, 2006 and 2007.

Determination of revenues and achievement of Revenue Objectives shall be made by the Company in accordance with generally accepted accounting principles as consistently applied by the Company. The Hold-Back shall be paid to Executive in full within ten (10) days following completion of the audited financial statements of the Company for the applicable fiscal year if it is determined that a Revenue Objective has been met.

            (c) Failure of Company to Meet Revenue Objectives. Subject to
Section 10(b) of this Agreement, if during the Initial Term the Company does not achieve any of the Revenue Objectives, then Executive shall forfeit the Hold-Back and the Company shall have no further obligation to pay the Hold-Back to Executive.

            6. Proprietary Information Agreement. Simultaneous with his execution of this Agreement, Executive will sign the Company's Employee Information and Inventions Agreement attached hereto as Exhibit A (the "Proprietary Information Agreement"). Nothing in this Agreement is intended to modify, amend, cancel, or supersede the Proprietary Information Agreement in any manner.

            7. Management Agreement. At the same time as Executive and the Company enter into this Agreement, the parties shall also enter into the Management Agreement attached hereto as Exhibit B (the "Management Agreement").

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            8. Noncompetition Covenant.

            (a) Agreement Not to Compete. During the term of Executive's employment with the Company and for a period of 24 consecutive months from the date of the termination of such employment, whether such termination is with or without Cause (as defined below), whether such termination occurs during or after the Initial Term, or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, in any geographic location where the Company is then actively engaged in business, engage in any business that the Company is engaged in or actively contemplating entering into during the term of Executive's employment with the Company, or any part of such business, including without limitation the business of developing or providing services or products relating to creative analytics, predictive modeling, decision analysis, intelligence management, or decision management systems, or related consulting services, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise. Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 8(a).

            (b) Acknowledgment. Executive hereby acknowledges that the provisions of this Section 8 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 8 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of this Section 8, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Executive from violating or continuing to violate such provision.

            (c) Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 8 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Executive hereby acknowledges that this Section 8 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

            9. Termination of Employment.

            (a) The Executive's employment with the Company shall terminate upon:

                  (i) Executive's receipt of written notice from the Company of the termination of his employment;

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                  (ii)  Executive's resignation during the Initial Term for Good
                        Reason (as defined below);

                  (iii) Executive's abandonment of his employment or his
                        resignation upon or following the expiration of the Initial Term; or

                  (iv)  Executive's death or Disability (as defined below).

            (b) The date upon which Executive's termination of employment with the Company occurs shall be the "Termination Date."

            10. Payment upon Termination of Employment During Initial Term.

            (a) If Executive's employment with the Company is terminated during the Initial Term

                  (i) by reason of Executive's abandonment of his employment or Executive's resignation (other than for Good Reason), or

                  (ii)  by the Company for Cause (as defined below),

the Executive will continue to be eligible to receive the Hold-Back if a Revenue Objective has been achieved as of the Termination Date or subsequently a Revenue Objective is achieved after the Termination Date, in both cases the Hold-Back will be payable in accordance with the terms and conditions of Section 5(b) of this Agreement.

            (b) If Executive's employment with the Company is terminated during the Initial Term

                  (i)   by reason of Executive's resignation for Good Reason,

                  (ii)  by the Company for any reason other than Cause,

                  (iii) due to Executive's death or Disability, or

                  (iv) under circumstances making Executive eligible for payments or other benefits pursuant to the terms and conditions of the Management Agreement,

then the Company shall pay Executive the Hold-Back within thirty (30) days of the Termination Date, whether or not a Revenue Objective has been achieved by the Company as of the Termination Date.

            (c) "Cause" hereunder shall mean:

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                  (i)   an act or acts of personal dishonesty taken by Executive
                        and intended to result in substantial personal enrichment of Executive at the expense of the Company;

                  (ii) material breach by Executive of any of his obligations under this Agreement or the Proprietary Information Agreement, or violation of the Company's written policies with respect to conflicts of interest, code of conduct, or insider trading;

                  (iii) Executive's failure or refusal to perform or observe
                        Executive's duties, responsibilities and obligations as an employee or officer of the Company for reasons other than Disability;

                  (iv) Executive's failure to achieve each of the Revenue Objectives for the fiscal years ending September 30, 2005, 2006 or 2007;

                  (v) the existence of any court or administrative order prohibiting Executive's continued employment with the Company;

                  (vi) if Executive has signed or entered into a written or oral non-competition agreement, confidentiality agreement, proprietary information agreement, trade secret agreement or any other agreement which would prevent Executive from working for the Company or from performing Executive's duties at the Company; or

                  (vii) commission by Executive of illegal conduct or other
                        significant misconduct that is injurious to the Company,

provided, however, that "Cause" shall not exist under Section 10(c)(iii) above unless and until (A) the Company has given written notice to Executive that his failure or refusal constitutes Cause and (B) Executive has continued to fail or refuse to perform or observe Executive's duties, responsibilities and obligations as an employee or officer of the Company for 60 days following Executive's receipt of such notice.

            (d) "Disability" hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his position with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 180 days or more during any 360-day period. A period of inability shall be "uninterrupted" unless and until Executive returns to full-time work for a continuous period of at least 30 days.

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            (e) Resignation for "Good Reason" shall mean Executive's resignation because of the occurrence of any of the following without Executive's consent:

                  (i) reassignment by the Company of Executive's primary work location more than 40 miles outside the Chicago, Illinois metropolitan area (other than for normal business travel consistent with Executive's position);

                  (ii) reassignment of Executive to a position with the Company below the level of Vice President;

                  (iii) reassignment of Executive to a position with the Company in which Executive's duties and responsibilities no longer include participation in the senior management of the marketing consulting services business;

                  (iv) material reduction in Executive's Base Salary as in effect from time to time, unless such reduction is made as part of a general reduction in the base salaries for all senior management of the Company; or

                  (v) failure of the Company to grant and deliver either the initial stock option or restricted stock to Executive as provided in Sections 4(c) and 4(d) of this Agreement;

provided, however, that "Good Reason" shall not exist unless and until Executive has given written notice to the Company of the detailed basis for Good Reason and such basis is not cured by the Company within 15 days following the Company's receipt of such notice.

            (f) In the event of termination of Executive's employment, the sole obligation of the Company shall be its obligation to make the payments to Executive under this Agreement and for Base Salary and benefits earned by Executive through the Termination Date, in accordance with the Company's regular practices and procedures. The Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law, under the terms of any other applicable written agreement between Executive and the Company or under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates.

            11. Return of Records and Property. Upon termination of his employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade

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secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

            12. Disputes. In the event of any dispute, controversy, or claim for damages arising under or in connection with this Agreement, including, but not limited to, claims for wages or compensation due; claims for breach of any contract or covenant (expressed or implied); tort claims; claims for discrimination; claims for benefits (except where an employee benefit or profit sharing plan specifies that its claims procedures shall culminate in an arbitration procedure) and claims for violation of any Federal, State or other governmental law, statute, regulation, or ordinance, except claims for workers' compensation or unemployment compensation benefits, Executive and the Company mutually agree to in good faith consider the use of forms of alternative dispute resolution, including, but not limited to, arbitration and/or mediation. Notwithstanding the foregoing, nothing in this Agreement shall restrict either party's ability to immediately seek injunctive relief from a court of competent jurisdiction prior to consideration of alternative dispute resolution hereunder.

            13. Miscellaneous.

            (a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

            (b) Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to such subject matter, except for the Proprietary Information Agreement and the Management Agreement. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein or in the Proprietary Information Agreement or the Management Agreement.

            (c) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

            (d) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

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            (e) Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any affiliate of the Company or to any corporation or other business entity (i) with which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock. Upon such assignment by the Company, the entity to which the assignment has been made will be "the Company" for all purposes hereunder including this Section 13.

            (f) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

            (g) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

                            [signature page follows]

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            IN WITNESS WHEREOF, Executive and the Company have executed this
Amended Employment Agreement effective as of the date set forth in the first paragraph.


                                               /s/ Steven J. Braun
                                               --------------------------------
                                               Steven J. Braun

                                               FAIR ISAAC CORPORATION

                                               By   Andrea M. Fike
                                                    ----------------------------
                                                Its VP, General Counsel and
                                                    Secretary
                                                    ----------------------------
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